EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

MATADOR HOLDCO, INC.

I, the undersigned person, having the capacity to contract, acting as organizer of a for-profit corporation under the Texas Business Organization Code, do hereby adopt the following Certificate of Formation for such corporation:

ARTICLE I

The name of the corporation is Matador Holdco, Inc. (the “Corporation”).

ARTICLE II

The Corporation is a for-profit corporation.

ARTICLE III

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which for-profit corporations may be incorporated under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

1. Classes of Stock and Authorized Shares. The Corporation is authorized to issue three classes of stock which shall be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is eighty-four million (84,000,000), consisting of (a) eighty million (80,000,000) shares of Class A Common Stock having a par value of $0.01 per share, (b) two million (2,000,000) shares of Class B Common Stock having a par value of $0.01 per share, and (c) two million (2,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

2. Class A Common Stock and Class B Common Stock. The Class A Common Stock and Class B Common Stock shall have identical rights, privileges, powers, preferences and limitations except as follows:

(a) Class B Common Stock Mandatory Dividends. Subject to the prior rights of holders of other securities of the Corporation at the time outstanding having prior rights as to dividends, the holders of Class B Common Stock shall be entitled to receive and shall be paid, out of any assets of the Corporation legally available therefor, dividends at a rate of $0.26-2/3 per annum on each share of Class B Common Stock. Said dividends shall be cumulative and shall accrue and be payable quarterly.

(b) Discretionary Dividends. Subject to the prior rights of holders of other securities of the Corporation at the time outstanding having prior rights to dividends, the holders of Class A Common Stock and Class B Common Stock, on a pari passu basis, shall be entitled to receive and shall be paid, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be determined from time to time by the Board of Directors; provided, however, that no dividends shall be declared or payable under this subsection (b) unless prior or at the same time all cumulative unpaid dividends required under subsection (a) above to be paid on the Class B Common Stock have been paid or set aside for payment. No dividend under this subsection (b) may be declared or paid on the Class A Common Stock unless an equal dividend per share is declared or paid on the Class B Common Stock, and vice versa.

(c) Conversion.

(i) Each outstanding share of Class B Common Stock shall be convertible at any time and from time to time, at the option of the holder thereof, into one share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to convert the same into Class A Common Stock, such holder shall surrender the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as a result of such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the holder thereof shall be deemed to have terminated such holder’s record holding of such converted shares of Class B Common Stock as of the close of business on such date, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of the close of business on such date.

(ii) Each share of Class B Common Stock shall automatically and mandatorily be converted into one share of Class A Common Stock immediately upon the consummation of the Corporation’s initial sale of its Class A Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended. If that event occurs, no more Class B Common Stock shall be authorized to be issued, the class of Class B Common Stock shall be cancelled in all respects and the Class A Common Stock shall be automatically redesignated as “Common Stock.”

3. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and determine, and hereby is expressly empowered to fix and determine, by resolution or resolutions, the designations, preferences, limitations and relative rights, including voting rights, of the shares of each such series, including but not limited to any of the following:

(a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

(c) the dividends, if any, payable on such series and at what rates, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d) whether the shares of such series shall be subject to redemption by the corporation, and, if so, prices and other terms and conditions of such redemption;

(e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the corporation;

(f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and other terms and provisions relative to the operation thereof;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the taking of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or any other series of this class or of any other class; and

(j) any other powers, preferences and relative, participating, optional and other special rights and any qualifications, limitations and restrictions thereof.

The designations, preferences, limitations and relative rights of each series of Preferred Stock may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the date from which dividends thereof shall be cumulative.

ARTICLE V

No holder of any shares of capital stock of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any class of stock of the Corporation, now or hereafter authorized to be issued, or class of stock held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such class of stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE VI

No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

ARTICLE VII

The Corporation will not commence business until it has received for the issuance of shares consideration of the value of at least One Thousand Dollars ($1,000) consisting of money, labor done or property actually received.

ARTICLE VIII

The address of the Corporation’s registered office is 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and the name of its registered agent at such address is Joseph Wm. Foran.

ARTICLE IX

The number of directors of this corporation shall be fixed from time to time in the manner provided in the Bylaws of the corporation. The number of directors constituting the initial Board of Directors is six (6), and the names and addresses of the persons who are to serve as director until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address

Joseph Wm. Foran	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

Edward R. Scott, Jr.	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

Steven W. Ohnimus	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

Michael C. Ryan	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

Stephen A. Holditch	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

David M. Laney	One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

The Board of Directors shall have the power to alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws.

ARTICLE X

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent that the director is found liable for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the Corporation or acts or omissions that involve intentional misconduct or knowing violation of law; (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) any act or omission for which the liability of the director is expressly provided for by an applicable statute. If the TBOC or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended act. Any repeal or modification of this Article X by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

The Corporation shall indemnify its directors and may indemnify its officers, employees or agents to the full extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or otherwise. The Corporation shall pay or reimburse reasonable expenses incurred by a director who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without the determination or authorization otherwise required under the TBOC after the Corporation receives the written affirmation and written undertaking of such director as set forth in Section 8.104 of the TBOC, or any successor provision.

ARTICLE XII

The name and address of the organizer is:

Name	Address

W. Bruce Newsome	2323 Victory Ave., Suite 700
Dallas, Texas 75219

IN WITNESS WHEREOF, I have hereunto set my hand, this 22nd day of November, 2010.

/s/ W. Bruce Newsome

W. Bruce Newsome